UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 11, 2008

Nature Vision, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-7475	41-0831186
(Commission File Number)	(IRS Employer Identification No.)

1480 Northern Pacific Road
Brainerd, Minnesota 56401
(Address of Principal Executive Offices and Zip Code)

(218) 825-0733
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 11, 2008, Nature Vision, Inc. (“Nature Vision”), entered into a Purchase Agreement (the “Agreement”) with Natzel, LLC (the “Buyer”), for the sale of our facility located at 4800 Quebec Avenue North, New Hope, Minnesota.  In connection with the sale of Nature Vision’s Vaddio product line to New Vad, LLC on February 5, 2007, Nature Vision had previously leased a portion of this facility to New Vad, LLC.  New Vad, LLC has since vacated and Nature Vision decided to sell the property.

Under the terms of the Agreement, the Buyer will purchase from Nature Vision the real property, building, improvements and certain personal property for a purchase price of $2.4 million to be paid at closing.  The sale of the property is scheduled to close on or before April 15, 2008.  The closing will be subject to the completion of the Buyer’s due diligence and other customary conditions.

Nature Vision estimates it will realize a book gain of approximately $1.6 million.  Nature Vision anticipates any gain for tax purposes will be offset by net operating loss carry forwards.  Nature Vision intends to use the proceeds from the sale to pay off the mortgage loan with M&I Business Credit, LLC with a principal balance of approximately $1.9 million with the remainder used for general working capital purposes.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.02 Results of Operations and Financial Condition.

On March 14, 2008, Nature Vision, Inc. issued a press release, announcing results for the year ended December 31, 2007 and the signing of a purchase agreement for the sale of its New Hope, Minnesota facility.

A copy of the press release is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01  Financial Statements and Exhibits

(d).	Exhibits.

10.1	Purchase Agreement, dated March 10, 2008, between Nature Vision, Inc. and Natzel, LLC.

99.1	Nature Vision, Inc. Press Release dated March 14, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE VISION, INC.

Date: March 14, 2008
/s/ David M. Kolkind
David M. Kolkind
Chief Financial Officer

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